UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Applied DNA Sciences, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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APPLIED DNA SCIENCES, INC.
50 HEALTH SCIENCES DRIVE
STONY BROOK, NEW YORK 11790
(631) 240-8800

January 26, 2017

Dear Fellow Stockholder:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of Applied DNA Sciences, Inc. (“Applied DNA Sciences,” the “Company,” “we” or “us”) to be held at 10:00 a.m., local time, on Wednesday, March 8, 2017, at the Center of Excellence in Wireless and Information Technology, Stony Brook, New York 11794.

At the meeting, you will be asked to elect seven directors, and ratify our appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2017. In addition, we will be pleased to report on our affairs and a discussion period will be provided for questions and comments of general interest to stockholders. Detailed information with respect to these matters is set forth in the accompanying Proxy Statement, which we encourage you to carefully read in its entirety.

We look forward to greeting personally those stockholders who are able to attend the meeting in person. However, whether or not you plan to be with us at the meeting, it is important that your shares be represented. Stockholders of record at the close of business on January 9, 2017 are entitled to notice of and to vote at the meeting. We will be using the “Notice and Access” method of providing proxy materials to you via the Internet. On or about January 26, 2017, we will mail to our stockholders a Notice of Availability of Proxy Materials (“Notice”) containing instructions on how to access our Proxy Statement and our 2016 Annual Report and vote electronically via the Internet. The Notice also contains instructions on how to receive a printed copy of your proxy materials.

You may vote over the Internet, as well as by telephone or, if you requested to receive printed proxy materials, you can also vote by mail pursuant to instructions provided on the proxy card. Please review the instructions for each of your voting options described in the Proxy Statement, as well as in the Notice you will receive in the mail. Please note that each stockholder who wishes to attend the Annual Meeting will be required to present valid government-issued photo identification to be admitted to the Annual Meeting.

Thank you for your ongoing support of Applied DNA Sciences.

Very truly yours,

/s/ James A. Hayward
James A. Hayward
Chairman, President
and Chief Executive Officer

APPLIED DNA SCIENCES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Applied DNA Sciences, Inc. (“Applied DNA Sciences” or the “Company”), will be held on Wednesday, March 8, 2017 at 10:00 a.m., local time, at the Center of Excellence in Wireless and Information Technology, Stony Brook, New York 11794 for the following purposes:

•	to elect seven directors, constituting the entire board of directors of the Company (the “Board of Directors” or “Board”), to serve until the Company’s next annual meeting of stockholders or until their respective successors are duly elected and qualified;

•	to ratify the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2017; and

•	to consider and act upon such other matters as may properly come before the meeting or any postponement or adjournment of the meeting.

These matters are more fully described in the accompanying Proxy Statement.

Only stockholders of record at the close of business on January 9, 2017 are entitled to notice of and to vote at the meeting or any postponements or adjournments of the meeting. A list of stockholders eligible to vote at the meeting will be available for inspection at the meeting and for a period of ten days prior to the meeting during regular business hours at our corporate headquarters at Applied DNA Sciences, 50 Health Sciences Drive, Stony Brook, New York 11790. On or about January 26, 2017, the Company will mail to stockholders a Notice of Availability of Proxy Materials containing instructions on how to access our Proxy Statement and our 2016 Annual Report and vote electronically via the Internet or vote by telephone, and how to request printed proxy materials.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the Proxy Statement and submit your proxy or voting instructions as soon as possible by Internet, telephone or mail. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you will receive in the mail, the section entitled “About the Annual Meeting” beginning on page 1 of the Proxy Statement or, if you request to receive printed proxy materials, your enclosed proxy card. Please note that shares held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank, trustee, or other nominee that holds your shares giving you the right to vote the shares.

Dr. Ming-Hwa Benjamin Liang
Secretary
Stony Brook, New York
January 26, 2017

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders
To Be Held on March 8, 2017

The Proxy Statement, along with our 2016 Annual Report, is available free of charge at the following website: www.proxyvote.com.

-i-

APPLIED DNA SCIENCES, INC.
50 HEALTH SCIENCES DRIVE
STONY BROOK, NEW YORK 11790

PROXY STATEMENT

Our Board of Directors has made this Proxy Statement and related materials available to you on the Internet, or, upon your request, has delivered printed proxy materials to you by mail, in connection with the Board of Directors’ solicitation of proxies for use at the 2017 Annual Meeting of Stockholders of Applied DNA Sciences, Inc. to be held on Wednesday, March 8, 2017, beginning at 10:00 a.m., local time, at the Center of Excellence in Wireless and Information Technology, Stony Brook, New York 11794, and at any postponements or adjournments of the Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement.

ABOUT THE ANNUAL MEETING

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice Regarding Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners as of the record date (for more information on the record date, see “—Who is entitled to vote at the Annual Meeting?”). The mailing of the Notice to our stockholders is scheduled to begin on or about January 26, 2017. All stockholders will have the ability to access the proxy materials and our Annual Report on Form 10-K for the fiscal year ended September 30, 2016 (the “Annual Report”) on a website referred to in the Notice or to request to receive a printed set of the proxy materials and the Annual Report. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. Stockholders may also request to receive proxy materials and our Annual Report in printed form by mail or electronically by email on an ongoing basis.

How do I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how you can:

•	View our proxy materials for the Annual Meeting and our Annual Report on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you, and will reduce the impact of printing and mailing these materials on the environment. Stockholders may also request to receive proxy materials and our Annual Report in printed form by mail or electronically by email on an ongoing basis. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will act upon the matters outlined in the notice of meeting accompanying this Proxy Statement, consisting of (i) the election of seven directors, (ii) the ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2017 and (iii) such other business that may properly come before the meeting. In addition, management will report on our performance during the fiscal year ended September 30, 2016 and more recent developments and respond to questions from stockholders. Our Board of Directors is not currently aware of any other matters which will come before the meeting.

How do proxies work and how are votes counted?

The Board of Directors is asking for your proxy. Giving us your proxy means that you authorize us to vote your shares at the Annual Meeting in the manner you direct. You may vote for all of our director nominees or withhold your vote as to some or all of our director nominees. You may also vote for or against, or abstain from voting on, the ratification of our selection of Marcum LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2017. If a stockholder of record does not indicate instructions with respect to one or more matters on his, her or its proxy, the shares represented by that proxy will be voted as recommended by the Board of Directors (for more information, see “—What are the Board of Directors’ recommendations as to the proposals to be voted on?”). If a beneficial owner of shares held in street name does not provide instructions to the bank, broker, or other nominee holding those shares, please see the information below under the caption “—What if I am a beneficial owner and do not give voting instructions to my broker or other nominee?”

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on January 9, 2017, the record date for the meeting, are entitled to receive notice of and to participate in the Annual Meeting, or any postponements and adjournments of the meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares you held on that date at the meeting, or any postponements or adjournments of the meeting.

On January 9, 2017, the record date for the meeting, there were 26,351,483 shares of common stock outstanding. Each outstanding share of common stock is entitled to one vote on each of the matters presented at the Annual Meeting or postponements and adjournments of the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock as of the record date will constitute a quorum, permitting the Annual Meeting to conduct its business. As of the record date, 26,351,483 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of holders representing at least 13,175,743 shares will be required to establish a quorum.

If a stockholder abstains from voting as to any matter or matters, the shares held by such stockholder shall be deemed present at the Annual Meeting for purposes of determining a quorum. If a bank, broker, or other nominee returns a “broker non-vote” proxy,” indicating a lack of voting instructions by the beneficial holder of the shares and a lack of discretionary authority on the part of the bank, broker, or other nominee to vote on a particular matter, then the shares covered by such broker non-vote proxy shall be deemed present at the Annual Meeting for purposes of determining a quorum, but otherwise shall have no effect except as to any proposal with respect to which the bank, broker, or other nominee has discretionary authority to vote the proxy. For more information on discretionary and non-discretionary matters, see “—What if I am a beneficial owner and do not give voting instructions to my broker or other nominee?”

How do I attend the Annual Meeting?

The meeting will be held on March 8, 2017, beginning at 10:00 a.m., local time, at the Center of Excellence in Wireless and Information Technology, Stony Brook, New York 11794. Directions to the Center of Excellence in Wireless and Information Technology can be found on our website at www.adnas.com. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this Proxy Statement or any other report or document we file with or furnish to the SEC due to the inclusion of our website address above or elsewhere in this Proxy Statement. Information on how to vote in person at the Annual Meeting is discussed below under the caption “—How can I vote my shares?” Each stockholder who wishes to attend the Annual Meeting will be required to present valid government-issued photo identification to be admitted to the Annual Meeting.

How can I vote my shares?

In person:

•	Record stockholders: Shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting.

•	Owners of shares held beneficially in street name: Shares held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank, or other nominee that holds your shares giving you the right to vote the shares and you bring that legal proxy with you to the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

By proxy:

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting.

•	Record stockholders: (1) You can vote by proxy over the Internet up until 11:59 P.M. Eastern Time on March 7, 2017 by following the instructions provided in the Notice. (2) You can vote by telephone up until 11:59 P.M. Eastern Time on March 7, 2017 by following instructions provided on the proxy card attached to the Proxy Statement. (3) If you have requested to receive printed proxy materials, you can vote by mail by following instructions provided on the proxy card attached to the Proxy Statement. The proxy card, if you choose to vote by mail, must be received prior to the holding of the vote at the Annual Meeting at 10:00 AM, Eastern Time, on March 8, 2017.

•	Owners of shares held beneficially in street name: Please refer to the voting instructions provided by your broker, bank, or other nominee for information on how to vote by telephone, by Internet or by mail. In addition, you may request printed copies of the Proxy Statement and proxy card from your broker by following the instructions provided by your broker, bank, or other nominee.

Stockholders who submit a proxy by Internet or telephone need not return a proxy card or any form forwarded by your broker, bank, trust or nominee. Stockholders who submit a proxy through the Internet or telephone should be aware that they may incur costs to access the Internet or telephone, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by the stockholder.

What am I voting on at the Annual Meeting?

There are two matters scheduled for a vote at the Annual Meeting:

•	Proposal No. 1: to elect seven directors, constituting the entire Board of Directors, to serve until the Company’s next annual meeting of stockholders or until their respective successors are duly elected and qualified;

•	Proposal No. 2: to ratify the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2017.

Each of these proposals is described in further detail below.

What happens if additional matters are presented at the Annual Meeting?

Other than the two items of business described in this Proxy Statement, we are not currently aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Ms. Debbie Bailey and Ms. Beth Jantzen, or either of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of the nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

How does the Board of Directors’ recommend that I vote?

As to the proposals to be voted on at the Annual Meeting, the Board of Directors unanimously recommends that you vote:

•	FOR Proposal No. 1, for the election of each of the seven nominated candidates for director;

•	FOR Proposal No. 2, for the ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2017.

What if I am a stockholder of record and do not indicate voting instructions on my proxy?

If you are a stockholder of record and provide specific instructions on your proxy with regard to certain items, your shares will be voted as you instruct on such items. If no instructions are indicated on your proxy for one or more of the proposals to be voted on, the shares will be voted as recommended by the Board of Directors: (i) in favor of each of our director nominees, and (ii) for the ratification of Marcum LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2017. If any other matters are properly presented for consideration at the meeting, the individuals named as proxy holders, Ms. Debbie Bailey and Ms. Beth Jantzen, will vote the shares that they represent on those matters as recommended by the Board of Directors. If the Board of Directors does not make a recommendation, then they will vote in accordance with their best judgment.

What if I am a beneficial owner and do not give voting instructions to my broker or other nominee?

As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker, or other nominee by the deadline provided in the materials you receive from your bank, broker, or other nominee or vote by mail, telephone or Internet according to instructions provided by your bank, broker, or other nominee. If you do not provide voting instructions to your bank, broker, or other nominee, whether your shares can be voted by such person or entity depends on the type of item being considered for vote.

•	Non-Discretionary Items. The election of directors is a non-discretionary item and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting authority and has not received voting instructions from the beneficial owner.

•	Discretionary Items. The ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2017 is a discretionary item. Generally, brokers, banks and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

We encourage you to provide instructions to your broker regarding the voting of your shares.

Can I change my vote or revoke my proxy?

Yes. (1) If you are a stockholder of record, you may revoke your proxy by (i) following the instructions on the Notice and entering a new vote by telephone or over the Internet up until 11:59 P.M. Eastern Time on March 7, 2017, (ii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself revoke a proxy) or (iii) entering a new vote by mail. Any written notice of revocation or subsequent proxy card must be received by the Secretary of the Company prior to the holding of the vote at the Annual Meeting at 10:00 AM, Eastern Time, on March 8, 2017. Such written notice of revocation or subsequent proxy card should be hand delivered to the Secretary of the Company or sent to the Company’s principal executive offices at 50 Health Sciences Drive, Stony Brook, New York 11790, Attention: Corporate Secretary. (2) If a broker, bank, or other nominee holds your shares, you must contact them in order to find out how to change your vote.

The last proxy or vote that we receive from you will be the vote that is counted.

Who will bear the cost of soliciting votes for the Annual Meeting?

We will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. We have engaged Kingsdale Shareholder Services to assist in soliciting proxies on our behalf. Kingsdale Shareholder Services may solicit proxies personally, electronically or by telephone. We have agreed to pay Kingsdale Shareholder Services a fee of $9,000 for its services. We have also agreed to reimburse Kingsdale Shareholder Services for its reasonable out-of-pocket expenses and to indemnify Kingsdale Shareholder Services and its employees against certain liabilities arising from or in connection with the engagement.

What is “householding” and where can I get additional copies of proxy materials?

For information about householding and how to request additional copies of proxy materials, please see the section captioned “Householding of Proxy Materials.”

Whom may I contact if I have other questions about the Annual Meeting or voting?

You may contact the Company at 50 Health Sciences Drive, Stony Brook, New York 11790, Attention: Debbie Bailey, or by telephone at 631-240-8800 or you may contact Kingsdale Shareholder Services by telephone at 1-855-682-9644.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. Voting results will be disclosed on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will also be available on our website.

We encourage you to vote by proxy over the Internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by mail or telephone pursuant to instructions provided on the proxy card.

PROPOSAL NO. 1—
ELECTION OF DIRECTORS

Seven directors (constituting the entire Board of Directors) are to be elected at the Annual Meeting to serve until the 2018 Annual Meeting of Stockholders or until their respective successors are elected and qualified. All of the nominees are our current directors and have been nominated for re-election by our Board of Directors. The Company intends that the proxy in the form presented will be voted, unless otherwise indicated, for the election of these nominees to serve until the 2018 Annual Meeting of Stockholders or until their successors are elected and qualified. Our Certificate of Incorporation provides that the number of directors that constitute the whole Board of Directors shall be fixed exclusively in the manner designated in the Company’s Bylaws. The Company’s Bylaws provide that the number of directors is determined by resolution of the Board of Directors, provided that the Board of Directors shall consist of at least one member.

On July 11, 2011, Delabarta, Inc. (“Delabarta”), a wholly owned subsidiary of ABARTA, Inc. (“ABARTA”), participated as an investor in the Company’s private placement of our common stock, as described in our Current Report on Form 8-K filed with the SEC on July 15, 2011. In connection with the investment in the Company by Delabarta, we agreed to use best efforts to nominate its designee, Mr. John Bitzer, III to the Board and elect Mr. Bitzer as a director within 30 days of the closing and to nominate and include Mr. Bitzer on the slate of nominees for the Board of Directors for election by stockholders at the annual meetings of stockholders for so long as Delabarta owns at least 2% of the outstanding shares of common stock.

Should one or more of these nominees be unable to accept nomination or election as a director, the individuals named as proxies, Ms. Debbie Bailey and Ms. Beth Jantzen, will vote the shares that they represent for such other persons as the Board of Directors may recommend. The Board of Directors has no present knowledge that any of the nominees for director named below will be unavailable to serve.

The directors standing for re-election, together with their ages as of January 26, 2017 and certain other information, are:

Director	Age	Year First Became Director	Principal Occupation and Other Board Service During the Past Five Years

James A. Hayward, Ph.D., Sc.D.	63	2005	Dr. James A. Hayward has been our Chief Executive Officer since March 17, 2006 and our President and the Chairman of the Board of Directors since June 12, 2007. He was previously our acting Chief Executive Officer since October 5, 2005. He also served as Acting Chief Financial Officer from August 20, 2013 through October 13, 2013. Dr. Hayward received his Ph.D. in Molecular Biology from the State University of New York at Stony Brook in 1983 and an honorary Doctor of Science from the same institution in 2000. His experience with public companies began with the co-founding of one of England’s first biotechnology companies—Biocompatibles. Following this, Dr. Hayward was Head of Product Development for the Estee Lauder companies for five years. In 1990 he founded The Collaborative Group, a provider of products and services to the biotechnology, pharmaceutical and consumer-product industries based in Stony Brook, where he served as Chairman, President and Chief Executive Officer for 14 years. During this period, The Collaborative Group created several businesses, including The Collaborative BioAlliance, a contract developer and manufacturer of human gene products that was sold to Dow Chemical in 2002, and Collaborative Labs, a service provider and manufacturer of ingredients for skincare and dermatology that was sold to Engelhard (now BASF) in 2004. Dr. Hayward also serves on the Board of Directors for the Regents Council, Softheon Corporation and NeoMatrix Formulations, Inc.

			Our Board believes that Dr. Hayward’s current role as our Chief Executive Officer and President, the capital investments he has made to the Company during his tenure with us and his former senior executive positions in our industry make him an important contributor to our Board.

Director	Age	Year First Became Director	Principal Occupation and Other Board Service During the Past Five Years

John Bitzer, III	56	2011

John Bitzer, III, joined the Board of Directors on August 10, 2011. Mr. Bitzer is President and Chief Executive Officer of ABARTA, a private, third and fourth generation family holding-company with operations in the soft drink, energy, and frozen food industries. In 1985, Mr. Bitzer began his career in sales for the Cleveland Coca-Cola Bottling Company. He has been Publisher of Atlantic City Magazine in Atlantic City, N.J. In 1994, he founded the ABARTA Media Group and held the position of Group Publisher. In 1997, he was named President and Chief Operating Officer of ABARTA and has been President and Chief Executive Officer since 1999. Mr. Bitzer has a degree from the University of Southern California and a Masters of Business Administration (“MBA”) from the University of Michigan.

Our Board believes that Mr. Bitzer’s professional and management experience in investing in and building growing enterprises make him an important contributor to the Board.

Robert B. Catell	79	2016

Robert B. Catell was appointed to the Board on October 7, 2016. He currently serves as Chairman of the Advanced Energy Research and Technology Center (AERTC) at Stony Brook University and Chairman of the New York State Smart Grid Consortium and is on the NYS Economic Development Power Allocation Board. He served on the Board of New York State Energy Research & Developmental Authority. Among other accomplishments, Mr. Catell was formerly Chairman and CEO of KeySpan Corporation and KeySpan Delivery (formerly Brooklyn Union Gas), and Chairman of National Grid, U.S. and Deputy Chairman of National Grid plc, upon National Grid's acquisition of KeySpan. He also serves on the Board of several business and not-for-profit organizations. He has been Chairman of Applied DNA Sciences' Strategic Advisory Board since its inception in February 2016.

Our Board believes that Mr. Catell's professional experience, expertise, and education make him an important contributor to our Board.

Director	Age	Year First Became Director	Principal Occupation and Other Board Service During the Past Five Years

Joseph D. Ceccoli	54	2014

Joseph D. Ceccoli was appointed to the Board of Directors on December 3, 2014. Since 2010, Mr. Ceccoli has been the Founder, President and CEO of Biocogent, LLC, a bioscience company located at the Stony Brook Long Island High Technology Incubator. Biocogent is focused on the invention, development and commercialization of skin-active molecules and treatment products used in regulated (over-the-counter / med-care), personal care and consumer products. Prior to starting Biocogent, Mr. Ceccoli was Global Director of Operations for BASF Corporation, a global Fortune 100 company and the world’s largest global chemical company, where he was responsible for the integration, operations and growth of domestic and overseas business units from 2007 to 2008. Prior to BASF, Mr. Ceccoli was a General Manager for Engelhard Corporation, a US based fortune 500 company and chief operating officer of Long Island-based The Collaborative Group from 2004 to 2007. Mr. Ceccoli holds a Bachelor of Science (“B.S.”) degree in Biotechnology from Rochester Institute of Technology and advanced professional training in various pharmaceutical sciences, emulsion chemistry, engineering and management disciplines. He is a member of numerous professional organizations such as the American Chemical Society and the Society of Cosmetic Chemists.

Our Board believes that Mr. Ceccoli’s professional, operational and management experience make him an important contributor to our Board.

Director	Age	Year First Became Director	Principal Occupation and Other Board Service During the Past Five Years

Charles S. Ryan	52	2011

Dr. Charles S. Ryan joined the Board of Directors on August 10, 2011. Since October 2016, he has been Chief Executive Officer of Orthobond, Inc. From March 2015 until October 2016, Dr. Ryan was Vice President and General Counsel for Cold Spring Harbor Laboratory, a preeminent international research institution. Prior to that, Dr. Ryan was the Senior Vice President, and Chief Intellectual Property Counsel at Forest Laboratories, where he was employed from 2003 to 2014. Dr. Ryan has over 20 years’ experience in managing all aspects of intellectual property litigation, conducting due diligence investigations and prosecuting patent and trademark applications in the pharmaceutical and biotechnology industries. Dr. Ryan earned a doctorate in oral biology and pathology from SUNY Stony Brook and a law degree from Western New England College School of Law.

Our Board believes that Dr. Ryan’s expertise as Chief Executive Officer for a medical device company, as well as general counsel for a preeminent international research institution and former chief intellectual property counsel at a global company makes him an important contributor to the Board.

Yacov A. Shamash	67	2006

Dr. Yacov A. Shamash has been a member of the Board of Directors since March 17, 2006. Dr. Shamash is Vice President of Economic Development at the State University of New York at Stony Brook. From 1992 to 2015, he was the Dean of Engineering and Applied Sciences, and from 1995 to 2004, Dr. Shamash was also the Dean of the Harriman School for Management and Policy at the University. He was founder of the New York State Center for Excellence in Wireless and Information Technology at the University. Dr. Shamash developed and directed the NSF Industry/University Cooperative Research Center for the Design of Analog/Digital Integrated Circuits from 1989 to 1992 and also served as Chairman of the Electrical and Computer Engineering Department at Washington State University from 1985 until 1992. Dr. Shamash also serves on the Board of Directors of Keytronic Corp.

Dr. Shamash daily encounters leaders of businesses large and small, regional and global in their reach and, as a member of our Board, has played an integral role in our business development by providing the highest-level introductions to customers, channels to market and to the media. Dr. Shamash also brings to our Board his valuable experience gained from serving as a director at other private and public companies.

Our Board believes that Dr. Shamash’s professional and management experience, service on other companies’ boards and education make him an important contributor to our Board.

Director	Age	Year First Became Director	Principal Occupation and Other Board Service During the Past Five Years

Sanford R. Simon	74	2006	Dr. Sanford R. Simon has been a member of the Board of Directors since March 17, 2006. Dr. Simon has been a Professor of Biochemistry, Cell Biology and Pathology at Stony Brook since 1997. He joined the faculty at Stony Brook as an Assistant Professor in 1969 and was promoted to Associate Professor with tenure in 1975. Dr. Simon was a member of the Board of Directors of The Collaborative Group from 1995 to 2004. From 1967 to 1969, Dr. Simon was a Guest Investigator at Rockefeller University. Dr. Simon received a B.A. in Zoology and Chemistry from Columbia University in 1963, a Ph.D. in Biochemistry from Rockefeller University in 1967, and studied as a postdoctoral fellow with Nobel Prize winner Max Perutz in Cambridge, England. He maintains an active research laboratory studying aspects of cell invasion in cancer and inflammation and novel strategies of drug delivery; he also teaches undergraduate, graduate, medical and dental students.

Dr. Simon is an expert at the use of large biomolecules in commercial media, and we have made use of his expertise in formulating DNA into commercial carriers for specific customers. As a member of our Board, Dr. Simon has advised us on patents, provided technical advice, and introduced us to corporate partners and customers.

Our Board believes that Dr. Simon’s professional experience, expertise, and education make him an important contributor to our Board.

There are no family relationships between any director, executive officer, or person nominated or chosen by us to become a director or executive officer.

Vote Required

The seven nominees who receive the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote, a quorum being present, will be elected as our directors. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will not be counted as votes in favor of the relevant nominee or nominees and will result in the relevant nominee or nominees receiving fewer total votes. However, the number of votes cast in favor of such nominee will not be reduced by any abstention, broker non-vote or instructions to withhold authority. The Company intends that the proxy in the form presented will be voted, unless otherwise indicated, for the election of these nominees. In the absence of instructions to the contrary, the shares represented by the accompanying proxy card will be voted “FOR” all the nominees named above.

The Board of Directors unanimously recommends a vote “FOR” the election of each of the nominees to the Board of Directors named in this Proposal No. 1.

PROPOSAL NO. 2—
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

Our Board of Directors has appointed Marcum LLP (“Marcum,” the “principal accountant” or the “independent accountant”) as the independent registered public accounting firm to audit our consolidated financial statements as of and for the fiscal year ending September 30, 2017. Marcum has been our independent registered public accounting firm since it was appointed on June 23, 2014 to audit our consolidated financial statements for the fiscal year ended September 30, 2014. Since that date, Marcum has also provided us certain tax and other audit-related services. The Board has directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of Marcum LLP are expected to be present at the Annual Meeting, in person or telephonically, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions. Notwithstanding its selection, the Board of Directors, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Board of Directors believes that such a change would be in our and our stockholders’ best interests. If the appointment is not ratified by our stockholders, the Board of Directors may reconsider whether it should appoint another independent registered public accounting firm.

Audit and Other Fees

The following table sets forth fees billed to us by our current independent auditors during the fiscal years ended September 30, 2016 and 2015 for: (i) services rendered for the audit of our annual financial statements and the review of our quarterly financial statements, (ii) services by our auditor that are reasonably related to the performance of the audit or review of our financial statements and that are not reported as Audit Fees, (iii) services rendered in connection with tax compliance, tax advice and tax planning, and (iv) all other fees for services rendered.

	Marcum LLP
		Fiscal year ended September 30, 2016	Fiscal year ended September 30, 2015

(i)	Audit Fees	$145,000	$230,424
(ii)	Audit Related Fees	142,794	8,788
(iii)	Tax Fees	10,300	8,240
(iv)	All Other Fees	56,624	—
Total Fees		$354,718	$247,452

Audit Fees — Consists of fees billed for professional services rendered for the audit of our consolidated financial statements, review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by our independent auditors in connection with statutory and regulatory filings or engagements, including registration statements.

Audit Related Fees — Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees,” such as accounting consultation and audits in connection with acquisitions.

Tax Fees — Consists of fees billed for professional services for tax compliance, tax advice and tax planning.

All Other Fees — Consists of fees for products and services other than the services reported above.

The Board of Directors has considered whether the provision of non-audit services is compatible with maintaining the principal accountant’s independence and has determined that independence has been maintained.

Audit Committee Report

The audit committee of the Board of Directors (the “audit committee”) operates under a written charter approved by the Board of Directors, which provides that its responsibilities include the oversight of the Company’s accounting and financial reporting processes and the audits of its financial statements and assisting the Board of Directors in monitoring the integrity of the Company’s financial statements, the qualifications and independence of the Company’s independent auditors, the performance of the Company’s internal audit function and independent auditors and the compliance by the Company with legal and regulatory requirements. For more information on the audit committee, see “Management and Corporate Governance—Board of Directors Structure and Committee Composition—Audit Committee.”

The audit committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s internal controls, financial reporting process, and compliance with laws and regulations and ethical business standards. Marcum was responsible for performing an independent audit of the Company’s consolidated financial statements for the fiscal year ending September 30, 2016 in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). The audit committee’s main responsibility is to monitor and oversee this process.

The audit committee reviewed and discussed our audited consolidated financial statements as of and for the fiscal year ended September 30, 2016 with management. The audit committee discussed with Marcum the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T. The audit committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

The audit committee considered any fees paid to Marcum for the provision of non-audit related services and does not believe that these fees compromised Marcum’s independence in performing the audit.

Based on the review and discussions referred to above in this report, the audit committee recommended to the Board of Directors that such audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016 for filing with the SEC.

THE AUDIT COMMITTEE

John Bitzer, III (Chairperson)
Charles Ryan
Yacov Shamash

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The audit committee has adopted a policy and procedures for the pre-approval of audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to our audit committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The audit committee may also pre-approve particular services on a case-by-case basis.

Vote Required

The affirmative vote of a majority of the outstanding shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the ratification of the appointment of Marcum as our independent registered public accounting firm for the fiscal year ending September 30, 2017. Abstentions will be considered in determining the total number of votes required to attain a majority of the shares present in person or represented by proxy at the meeting entitled to vote. Accordingly, an abstention from voting by a stockholder present in person or represented by proxy at the meeting has the same legal effect as a vote “against” the matter because it represents a share present in person or represented by proxy at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal. The ratification of the appointment of Marcum as our independent registered public accounting firm for the fiscal year ending September 30, 2017 is a discretionary item. Brokers, banks, and other nominees that do not receive voting instructions from beneficial owners of our common stock may generally vote on this proposal in their discretion. The Company intends that the proxy in the form presented will be voted, unless otherwise indicated, for the ratification of Marcum. If no instructions are indicated, the shares will be voted “FOR” the ratification of Marcum as our auditors for the fiscal year ending September 30, 2017.

The Board of Directors deems Proposal No. 2 “Ratification of Appointment of Independent Registered Accounting Firm”
to be in our and our stockholders’ best interests and unanimously recommends a vote “FOR” approval thereof.

MANAGEMENT AND CORPORATE GOVERNANCE

Information Regarding the Board of Directors

Members

Our Board of Directors currently consists of seven members: James A. Hayward, John Bitzer, III, Robert B. Catell, Joseph D. Ceccoli, Charles S. Ryan, Yacov A. Shamash, and Sanford R. Simon . Our Board of Directors has nominated the seven incumbent directors for re-election at the Annual Meeting. Please see “Proposal No. 1—Election of Directors” for the names, ages and business experience of each of the Company’s director nominees for election at the Annual Meeting.

Director Independence

The Board of Directors has determined that currently and at all times during the fiscal year ended September 30, 2016, each of our directors other than Dr. Hayward—consisting of John Bitzer, III, Robert B. Catell, Joseph D. Ceccoli, Charles S. Ryan, Yacov A. Shamash, and Sanford R. Simon—are and were “independent” as defined by the listing standards of The NASDAQ Stock Market LLC (“Nasdaq”), constituting a majority of independent directors on our Board of Directors as required by the rules of Nasdaq. The Board of Directors considers in its evaluation of independence whether any director has a relationship with us that would interfere with the exercise of independent judgment in carrying out his or her responsibilities of a director.

Board Leadership Structure and Role in Risk Oversight

Our Board of Directors does not have a policy on whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. The Board of Directors believes that Dr. Hayward’s dual role as both Chairman of the Board and Chief Executive Officer serves the best interests of both us and our stockholders. His combined role enables decisive leadership, ensures clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders, employees, customers and suppliers. Dr. Hayward possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us and our business and is thus best positioned to develop agendas that ensure that the time and attention of the Board of Directors are focused on the most critical matters. This structure also enables our Chief Executive Officer to act as a bridge between management and the Board of Directors, helping both to act with a common purpose.

The Board of Directors appreciates that the advantages gained by having a single Chairman and Chief Executive Officer must be viewed in light of potential independence concerns. The Board considers, however, that we have adequate safeguards in place to address those concerns, including, for example, our Board of Directors consisting of a supermajority of independent directors. In addition, our audit, compensation and nominating committees, which oversee critical matters such as the integrity of our financial statements, the compensation of executive management, the selection and evaluation of directors, and the development and implementation of corporate governance policies, each consist entirely of independent directors.

Our risk management program is overseen by our Chief Executive Officer. Material risks are identified and prioritized by management, and each prioritized risk is referred to a Board committee or the full Board of Directors for oversight. For example, strategic risks are referred to the full Board while financial risks are referred to the audit committee. The Board of Directors regularly reviews information regarding our liquidity and operations, as well as the risks associated with each. Also, the compensation committee periodically reviews the most important risks to our business to ensure that compensation programs do not encourage excessive risk-taking and promote our goals and objectives.

Board of Directors Structure and Committee Composition

In June 2008, our Board of Directors established a standing compensation committee (the “compensation committee”) and in September 2011, our Board of Directors established an audit committee and a nominating committee (the “nominating committee”). Each of the committees operates under a written charter adopted by the Board of Directors. All of the committee charters are available on our web site at www.adnas.com/adnas_home/investors/ or by writing to Applied DNA Sciences, Inc., 50 Health Sciences Drive, Stony Brook, New York 11790, c/o Investor Relations. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this Proxy Statement or any other report or document we file with or furnish to the SEC.

During fiscal 2016, the Board of Directors held six formal meetings (including regularly scheduled and special meetings) and acted by unanimous written consent two times. During fiscal 2016, each director attended at least 75% of all meetings of the Board of Directors and of all meetings of the committee or committees on which he served. Directors are strongly encouraged to attend our annual meetings of stockholders. 100% of directors then serving on the Board of Directors attended the Company’s annual meeting of stockholders held in 2016.

The membership of each of the audit committee, the compensation committee, and the nominating committee is composed, and was composed during the fiscal year ended September 30, 2016, entirely of independent directors. In addition, the members of the audit committee meet the heightened standards of independence for audit committee members required by SEC rules and NASDAQ rules. The committee membership and the responsibilities of each of the committees during the fiscal year ended September 30, 2016 are described below.

Name	Audit	Compensation	Nominating
James A. Hayward	—	—	—
John Bitzer, III (I)
Robert B. Catell (I)	—	—	—
Joseph D. Ceccoli (I)(1)	—		—
Charles S. Ryan (I)(1)		—	—
Sanford R. Simon (I)	—	—
Yacov A. Shamash (I)

Chairperson
Member
(I)	Independent director

(1) Effective March 2016, Mr. Ceccoli was appointed a member of the Compensation Committee. Mr. Ryan no longer serves on the Compensation Committee, effective March 2016.

Audit Committee

Messrs. Bitzer (Chairperson), Ryan and Shamash served during the fiscal year ended September 30, 2016, and currently continue to serve, on the audit committee. The Board of Directors has determined that each member of the audit committee is independent within the meaning of the director independence standards of the company and NASDAQ as well as the heightened director independence standards of the SEC for audit committee members, including Rule 10A-3(b)(1) under the Exchange Act. The Board of Directors has also determined that each of the members of the audit committee is financially sophisticated and is able to read and understand consolidated financial statements and that Mr. Bitzer is an “audit committee financial expert” as defined in the Exchange Act. During fiscal 2016, the audit committee held five formal meetings.

The composition and responsibilities of the audit committee and the attributes of its members, as reflected in the charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee charter will be reviewed, and amended if necessary, on an annual basis.

The audit committee assists the Board of Directors in fulfilling its oversight responsibility relating to our financial statements and the disclosure and financial reporting process, our system of internal controls, our internal audit function, the qualifications, independence and performance of our independent registered public accounting firm, compliance with our code of ethics and legal and regulatory requirements. The audit committee has the sole authority to appoint, retain, terminate, compensate and oversee the work of the independent registered public accounting firm, as well as to pre-approve all audit and non-audit services to be provided by the independent registered public accounting firm.

Compensation Committee

Messrs. Bitzer and Shamash (Chairperson) served on the compensation committee during the fiscal year ended September 30, 2016. Mr. Ryan served on the compensation committee through March 8, 2016 and, effective that date, Joseph D. Ceccoli joined the compensation committee. The compensation committee reviews and approves salaries and bonuses for all officers, administers options outstanding under our stock incentive plan, provides advice and recommendations to the Board regarding directors’ compensation and carries out the responsibilities required by SEC rules. The compensation committee believes that its processes and oversight should be directed toward attracting, retaining and motivating employees and non-employee directors to promote and advance our interests and strategic goals. As requested by the compensation committee, the Chief Executive Officer will provide information and may participate in discussions regarding compensation for other executive officers. The compensation committee does not utilize outside compensation consultants but considers other general industry information and trends if available. During fiscal 2016, the compensation committee held three formal meetings.

Nominating Committee

Messrs. Shamash (Chairperson), Bitzer and Simon served during the fiscal year ended September 30, 2016, and currently continue to serve, on the nominating committee. The Board of Directors has determined that each member of the nominating committee is independent within the meaning of the director independence standards of the Company, NASDAQ and the SEC. During fiscal 2016, the nominating committee did not hold any formal meetings.

The nominating committee is responsible for, among other things: reviewing Board composition, procedures and committees, and making recommendations on these matters to the Board of Directors; and reviewing, soliciting and making recommendations to the Board of Directors and stockholders with respect to candidates for election to the Board.

Process for Identifying and Evaluating Nominees for the Board of Directors

Director Qualifications. The nominating committee has not formally established any specific, minimum qualifications that must be met by each candidate for the Board of Directors or specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess.

Identifying Nominees. The nominating committee has two primary methods for identifying director candidates (other than those proposed by our stockholders, as discussed below). First, on a periodic basis, the nominating committee will solicit ideas for possible candidates from a number of sources, including members of the Board of Directors, our executive officers and individuals personally known to the members of the Board of Directors. Second, the nominating committee is authorized to use its authority under its charter to retain at our expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms).

Stockholder Candidates. The nominating committee will consider candidates for nomination as a director submitted by stockholders. Although the nominating committee does not have a separate policy that addresses the consideration of director candidates recommended by stockholders, the Board of Directors does not believe that such a separate policy is necessary because our bylaws permit stockholders to nominate candidates and one of the duties set forth in the nominating committee charter is to consider director candidates submitted by stockholders in accordance with our bylaws. The nominating committee will evaluate individuals recommended by stockholders for nomination as directors according to the criteria discussed above and in accordance with our bylaws and the procedures described under “Stockholder Proposals and Nominations” below.

Review of Director Nominees. The nominating committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by our directors, executive officers, third-party search firms or other sources. In evaluating proposed director candidates, the nominating committee may consider, in addition to any minimum qualifications and other criteria for Board of Directors membership approved by the Board of Directors from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the proposed director candidate’s understanding of our business and industry on a technical level, his or her judgment and skills, his or her depth and breadth of professional experience or other background characteristics, his or her independence, his or her willingness to devote the time and effort necessary to be an effective board member, and the needs of the Board of Directors. We do not have a formal policy with regard to the consideration of diversity in identifying director nominees. However, the Board of Directors believes that it is essential that its members represent diverse viewpoints, with a broad array of experiences, professions, skills, geographic representation and backgrounds that, when considered as a group, provide a sufficient mix of perspectives to allow the Board of Directors to best fulfill its responsibilities to the long-term interests of our stockholders. The nominating committee considers at least annually, and recommends to the Board of Directors suggested changes to, if any, the size, composition, organization and governance of the Board of Directors and its committees.

Stockholder Proposals and Nominations. In order for a stockholder to nominate a person for election as a director at the 2017 Annual Meeting of stockholders, you must provide written notice to Applied DNA Sciences, Inc., 50 Health Sciences Drive, Stony Brook, New York 11790, c/o Corporate Secretary. The Corporate Secretary must receive this notice within the time period specified in the proxy statement for the 2016 annual meeting of stockholders. The notice of a proposed director nomination must provide information and documentation as required in our bylaws which, in general, require that the notice of a director nomination include the information about the nominee that would be required to be disclosed in the solicitation of proxies for the election of a director under federal securities laws; the nominee’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected; a description of any transaction or arrangement during the last three years between the stockholder making the nomination and the nominee in which the nominee had a direct or indirect material interest; and a completed and signed questionnaire, representation and agreement. A copy of the bylaw requirements will be provided upon request to the Corporate Secretary at the address above.

Stockholder Communications with the Board

Stockholders and other interested parties may make their concerns known confidentially to the Board of Directors or the independent directors by submitting a communication in an envelope addressed to the “Board of Directors,” a specifically named independent director or the “Independent Directors” as a group, in care of the Corporate Secretary. All such communications will be conveyed, as applicable, to the full Board of Directors, the specified independent director or the independent directors as a group.

Code of Ethics

Our Board of Directors adopted a “code of ethics” as defined by regulations promulgated under the Securities Act and the Exchange Act (our “Code of Business Conduct and Ethics”) that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The Code of Business Conduct and Ethics is designed to codify the ethical standards that we believe are reasonably designed to deter wrong-doing.

We have established procedures to ensure that suspected violations of the Code of Business Conduct and Ethics may be reported anonymously. A current copy of our Code of Business Conduct and Ethics is available on our website at www.adnas.com/adnas_home/investors/. A copy may also be obtained, free of charge, from us upon a request directed to Applied DNA Sciences, Inc., 50 Health Sciences Drive, Stony Brook, New York 11790, c/o Investor Relations. We intend to disclose any amendments to or waivers of a provision of the Code of Business Conduct and Ethics granted to directors and officers by posting such information on our website available at www.adnas.com and/or in our public filings with the SEC.

Executive Officers

Our current executive officers, and their ages and positions as of January 26, 2017, are set forth below.

Dr. James A. Hayward, age 63, has been our Chief Executive Officer since March 17, 2006 and our President and the Chairman of the Board of Directors since June 12, 2007. He was previously our acting Chief Executive Officer since October 5, 2005. He also served as Acting Chief Financial Officer from August 20, 2013 through October 13, 2013. Dr. Hayward received his Ph.D. in Molecular Biology from the State University of New York at Stony Brook in 1983 and an honorary Doctor of Science from the same institution in 2000. His experience with public companies began with the co-founding of one of England’s first biotechnology companies—Biocompatibles. Following this, Dr. Hayward was Head of Product Development for the Estee Lauder companies for five years. In 1990 he founded The Collaborative Group, a provider of products and services to the biotechnology, pharmaceutical and consumer-product industries based in Stony Brook, where he served as Chairman, President and Chief Executive Officer for 14 years. During this period, The Collaborative Group created several businesses, including The Collaborative BioAlliance, a contract developer and manufacturer of human gene products, that was sold to Dow Chemical in 2002, and Collaborative Labs, a service provider and manufacturer of ingredients for skincare and dermatology that was sold to Engelhard (now BASF) in 2004. Dr. Hayward also serves on the Board of Directors for the Regents Council, Softheon Corporation and NeoMatrix Formulations Inc.

Beth Jantzen, age 40, was appointed as our Chief Financial Officer, effective February 15, 2015. Ms. Jantzen held the position of Controller since May 2013. Prior to joining the Company, Ms. Jantzen was a senior manager at Marcum LLP, our independent registered accounting firm since June 23, 2014, where she managed multiple engagements and specialized in SEC policies, practices and procedures, including Sarbanes-Oxley compliance. Ms. Jantzen holds a B.S. in Accounting from the State University of New York at Binghamton and is also a Certified Public Accountant (CPA).

Ms. Judith Murrah, age 58, has been our Chief Information Officer since June 1, 2013. Ms. Murrah is responsible for information technology strategy and implementation and product management and production. Ms. Murrah comes to us from Motorola Solutions, which had acquired her former firm, Symbol Technologies. She was Senior Director of Information Technology, overseeing global IT program management office, financial and supplier operations and quality assurance. At Symbol, Ms. Murrah held leadership positions in product line management, global account sales, corporate and marketing communications and IT. Ms. Murrah holds an MBA from Harvard Business School, and a B.S. in Industrial Engineering from the University of Rhode Island. She is an author on twelve U.S. patents. Ms. Murrah is co-founder and President of non-profit ConnectToTech, a recognized leader in engaging students in science, technology, engineering and math disciplines. Ms. Murrah was named to 2005 and 2006 Top 50 Women of Long Island and received the inaugural 2001 Diamond Award for Long Island Women Leaders in Technology.

Dr. Ming-Hwa Benjamin Liang, age 55, has been our Secretary and Chief Scientific Officer since October 2005. Between May 1999 and September 2005, Dr. Liang was the director of research and development at Biowell Technology Inc. Dr. Liang received a B.S. in Bio-Agriculture from Colorado State University in 1989, a Masters of Science in Horticulture from the University of Missouri at Columbia in 1991, a Ph.D. in Plant Science from the University of Missouri at Columbia in 1997 and an LL.M. in Intellectual Property Law from Shih Hsin University, Taiwan in 2004.

Our executive officers are elected by, and serve at the discretion of, our Board of Directors. There are no family relationships between any director, executive officer, or person nominated or chosen by us to become a director or executive officer.

EXECUTIVE COMPENSATION

Compensation Overview

Our compensation approach is necessarily tied to our stage of development as a company. We are principally devoted to developing DNA embedded biotechnology security solutions and to date, have had a limited operating history. As a company with a limited operating history with our current business model, we have necessarily limited the establishment of extensive administrative and operating infrastructure, and a formal executive compensation policy has not been established. We have a compensation committee of the Board of Directors that is responsible for all compensation matters of our Chief Executive Officer. The compensation of all our other named executive officers is approved by our Board of Directors upon the recommendation of our compensation committee, which in turn reviewed the recommendation of our Chief Executive Officer. As discussed below, the recommendation of our Chief Executive Officer is largely discretionary, based on his subjective assessment of the particular executive. As we continue to grow, we expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve. The compensation committee has overall responsibility for approving and evaluating our executive officers’ compensation plans, policies and programs. Our compensation program is designed to employ best practices in executive compensation and consider all relevant regulatory guidance regarding sound incentive compensation policies. The remainder of this section provides a general summary of our compensation policies and procedures.

Our Executive Compensation Philosophy and Objectives

General

The fundamental purpose of our executive compensation program is to assist us in achieving our financial and operating performance objectives. Specifically, we attempt to tailor an executive’s compensation to (1) retain and motivate the executive, (2) reward him or her upon the achievement of company-wide, and individual performance, and (3) align the executive’s interest with the creation of long-term stockholder value, without encouraging excessive risk taking. To that end, and within the context of the stage of our company, we have compensated our named executive officers through a mix of base salary, equity-based incentives, and cash bonuses.

Our business model is based on our ability to establish long-term relationships with clients and to maintain our strong mission, client focus, entrepreneurial spirit and team orientation. We have sought to create an executive compensation package that balances short-term versus long-term components when considering cash bonuses and employee equity awards, in ways we believe are most appropriate to motivate senior management and reward them for achieving the following goals:

•	Develop a culture that embodies a commitment for our business, creative contribution and a drive to achieve established goals and performance objectives;

•	Provide leadership to the organization in such a way as to maximize the results of our business operations;

•	Lead us by demonstrating forward thinking in the operation, development and expansion of our business;

•	Effectively manage organizational resources to derive the greatest value possible from each dollar invested; and

•	Take strategic advantage of the market opportunity to expand and grow our business and revenues.

We believe that having a compensation program designed to align executive officers to meet our business objectives and to reinforce excellent performance and accountability is the cornerstone to successfully implement and achieve our strategic plan. In determining the compensation of our executive officers, we are guided by the following key principles:

•	Competition. Compensation should reflect the competitive marketplace, so we can retain, attract and motivate talented executives.

•	Accountability for Business Performance. Compensation should be tied to financial performance, so that executives are held accountable through their compensation for contributions to the performance of our company as a whole as well as their performance of the business unit for which they are responsible.

•	Accountability for Individual Performance. Compensation should be tied to the individual’s performance to encourage and reflect individual contributions to our company’s performance. We consider individual performance as well as performance of the business and responsibility areas that an individual oversees, and weigh these factors as appropriate in assessing a particular individual’s performance.

•	Alignment with Stockholder Interests. Compensation should be tied to our financial performance through equity awards to align executives’ interests with those of our stockholders.

Our executive compensation structure not only aims to be competitive in our industry, but also to be fair relative to compensation paid to other professionals within our organization, relative to our short-term and long-term performance and relative to the value we deliver to our stockholders. We seek to maintain a performance-oriented culture and a compensation approach that rewards our executive officers when we achieve our goals and objectives, while putting at risk an appropriate portion of their compensation against the possibility that our goals and objectives may not be achieved.

The Chief Executive Officer is the only named executive officer with an employment agreement. In addition, there are no change in control, severance or noncompetition agreements with any other named executive officer, nor are we otherwise obligated to pay any named executive officers any amounts if there is a change in control of the Company or if such executive’s employment with us terminates, except for the Chief Executive Officer, as described below in the section entitled “—Potential Payments upon Termination of Employment or a Change of Control.”

Determination of Executive Compensation Awards

The compensation committee establishes and monitors the basic philosophy governing the compensation of the Chief Executive Officer. On an annual basis, the compensation committee reviews and makes recommendations to the Board of Directors with respect to the compensation of the Chief Executive Officer including incentive compensation plans and equity-based plans. Currently, compensation decisions for all other of our executive officers are approved by our Board of Directors upon the recommendation of our compensation committee, which in turn reviewed the recommendation of our Chief Executive Officer. We have traditionally placed significant emphasis on the recommendation of our Chief Executive Officer with respect to the determination of executive compensation (other than his own), in particular with respect to the determination of base salary, cash incentive and equity incentive awards, and typically followed such recommendations as presented by our Chief Executive Officer. However, the compensation committee in reviewing such recommendations is free to make decisions that are contrary to the Chief Executive Officer’s recommendations. As we continue to grow, we will make the transition to have our compensation committee be solely responsible for administering our executive compensation program, although we expect to continue to rely, in part, upon the advice and recommendations of our Chief Executive Officer (other than with respect to his own compensation), particularly with respect to those executive officers that report directly to him. The compensation committee’s composition and oversight of our executive compensation program is described in more detail below in the section entitled “—Compensation Committee.”

For purposes of determining our executive officer compensation in the fiscal year ended September 30, 2016 and in prior fiscal years, we considered the following factors: our understanding of the amount of compensation generally paid by similarly situated companies to their executives with similar roles and responsibilities; the roles and responsibilities of our executives; the individual experience and skills of, and expected contributions from, our executives; the amounts of compensation being paid to our other executives; our executives’ historical compensation at our company; an assessment of the professional effectiveness and capabilities of the executive officer; and the performance of the executive officer against the corporate and other scorecards used to determine incentive compensation. While we have not used any formula or formal benchmarking to determine compensation based on these factors, we have placed the most emphasis in determining compensation on our understanding of the amount of compensation generally paid by similarly situated companies to their executives with similar roles and responsibilities and the subjective assessment of the professional effectiveness and capabilities of the executive officer. Our understanding of the amount of compensation generally paid by similarly situated companies was based on our compensation committee’s and our Chief Executive Officer’s own business judgment and collective experience in such matters.

Base Salary

Our Board of Directors sets the Chief Executive Officer’s base salary annually in accordance with the terms of his employment agreement, based on the recommendation of the compensation committee (provided that any change by the Board of Directors may increase, but not decrease, the Chief Executive Officer’s annual rate of base salary). Dr. Hayward’s annual base salary was voluntarily reduced in fiscal 2016, subject to repayment under certain conditions. For more information, see “—Employment Agreement with Dr. James A. Hayward.” The base salary for each of the other named executive officers is reviewed annually by the Chief Executive Officer and any adjustments recommended by him are subject to the review and approval by the compensation committee. Adjustments to base salary are based upon a review of a variety of factors, including the following:

•	individual and Company performance, measured against quantitative and qualitative goals, such as our growth, revenue, profitability and other matters;

•	duties and responsibilities as well as the executive’s experience; and

•	the types and amount of each element of compensation to be paid to the named executive officer.

Cash Bonuses

The Chief Executive Officer is paid cash bonuses in accordance with the terms of his employment agreement as well as based on the discretion of the compensation committee and approval by the Board of Directors. We pay discretionary cash bonuses to our other named executive officers, which are recommended by the Chief Executive Officer. The cash bonuses, if any, which are determined after the end of each fiscal year and may be paid annually, are intended to recognize and reward those named executive officers who have contributed meaningfully to our performance for the prior year. Both personal and the Company’s performance are factors that the Board of Directors and Chief Executive Officer typically consider in deciding whether to award a cash bonus to a named executive officer and the amount of such bonus. No cash bonuses were paid to executive officers for the fiscal year ended September 30, 2016 due to the performance of the Company.

Long-term Stock-Based Compensation

Our long-term compensation program has historically consisted solely of stock options. Option grants made to executive officers are designed to provide them with incentive to execute their responsibilities in such a way as to generate long-term benefit to us and our stockholders. Through possession of stock options, our executives participate in the long-term results of their efforts, whether by appreciation of our Company’s value or the impact of business setbacks, either company-specific or industry-based. Additionally, stock options provide a means of ensuring the retention of our executive officers, in that they are in most cases subject to vesting over an extended period of time.

Stock options provide executives with a significant and long-term interest in our success. By only rewarding the creation of stockholder value, we believe stock options provide our executive officers with an effective risk and reward profile. Although it is our current practice to use stock options as our sole form of long-term incentive compensation, the compensation committee reviews this practice on an annual basis in light of our overall business strategy, existing market-competitive best practices and other factors.

Stock options are granted periodically and are subject to vesting based on the executive’s continued employment. Historically we have granted our executive officers a combination of incentive stock options that vest over a period of time or stock options that are immediately exercisable. Most options vest evenly over four years, beginning on the anniversary of the date of the grant.

Stock options are granted to our executive officers in amounts determined by the compensation committee in its discretion. Stock grants have not been formula-based, but instead have historically been granted taking into account a mixture of the following qualitative factors: the executive’s level of responsibility; the competitive market for the executive’s position; the executive’s potential contribution to our growth; and the subjective assessment of the professional effectiveness and capabilities of these executives.

Benefits

We provide the following benefits to our executive officers on the same basis as the benefits provided to all employees:

•	health and dental insurance;

•	life insurance;

•	short-and long-term disability; and

•	401(k) Plan (currently there is no employer matching)

These benefits are generally consistent with those offered by other companies and specifically with those companies with which we compete for employees.

Summary Compensation Table

The following table sets forth the compensation of our principal executive officer, our principal financial officer and our other executive officers for the fiscal years ended September 30, 2016, 2015 and 2014. We refer to these executive officers as our “named executive officers.”

	Year	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f) (1)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
James A. Hayward	2016	343,806	—	—	135,000	—	—	—	478,806
Chairman, President	2015	311,538	375,000	—	706,025	—	—	—	1,392,563
and CEO	2014	343,269	—	—	3,530,437	—	—	—	3,873,706

Beth M. Jantzen	2016	240,385	—	—	135,000	—	—	—	375,385
CFO	2015	209,615	22,500	—	194,806	—	—	—	426,921
	2014	—	—	—	—	—	—	—	—

Judith Murrah	2016	250,000	—		135,000	—	—	—	385,000
CIO	2015	240,385	25,000		186,525	—	—	—	451,910
	2014	250,000	—	—	195,691	—	—	—	445,691

Ming-Hwa Benjamin Liang	2016	165,000	—	—	27,000	—	—	—	192,000
Chief Scientific Officer	2015	140,000	5,000	—	320,540	—	—	—	465,540
and Secretary	2014	140,000	2,000	—	211,826	—	—	—	353,826

(1)	The amounts in column (f) represent the grant date fair value calculated in accordance with ASC 718 based on the Black Scholes value of the options on the grant date. Information concerning these amounts and the assumptions used to calculate these amounts are set forth in our Form 10-K for the fiscal year ended September 30, 2016 filed with the SEC on December 6, 2016 under the caption “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations —Equity Based Compensation.”

Outstanding Equity Awards at Fiscal Year-End

The following table shows information concerning outstanding equity awards as of September 30, 2016 held by the named executive officers.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
James A. Hayward	166,667	(1)	—		3.60	6/30/2020
	666,667		—		3.51	7/11/2018
	416,667	(2)	416,667		5.82	10/16/2018
	175,000	(3)	—		2.86	12/21/2024
	—		50,000	(4)	2.99	12/21/2025

Beth M. Jantzen	2,084	(5)(7)	2,084		5.31	10/31/2018
	2,084	(5)(8)	2,084		6.96	11/28/2018
	4,167	(5)	—		8.16	12/09/2018
	40,000	(5)(3)	—		2.86	12/21/2024
	7,500	(6)	22,500		3.45	2/14/2025
	—		50,000	(4)	2.99	12/21/2025

Judith Murrah	16,667	(9)	16,667		7.02	12/01/2018
	75,000	(3)	—		2.86	12/21/2024
	4,167		—		8.16	12/09/2018
	—		50,000	(4)	2.99	12/21/2025

Ming-Hwa Benjamin Liang	166,667	(1)	—		3.60	6/30/2020
	25,000	(2)	25,000		5.82	10/16/2018
	20,000	(3)	—		2.86	12/21/2024
	—		10,000	(4)	2.99	12/21/2025

(1)	On June 30, 2015, Dr. Hayward and Dr. Liang had the term of each of these options extended for an additional five years that were set to originally expire on June 30, 2015. The term of each of these options was extended to a total of 10 years for consistency with our current compensation practices, in which employee stock options are generally granted for a term of 10 years.

(2)	On October 17, 2013, we granted Dr. James A. Hayward, and Dr. Ming-Hwa Benjamin Liang options to purchase 833,334 and 50,000 shares of our common stock, respectively, at an exercise price of $5.82 per share for five years with vesting at 25% each anniversary for the next four years.

(3)	On December 22, 2014, we granted an aggregate of 610,000 options to purchase our common stock at an exercise price of $2.86 per share for ten years to employees, with immediate vesting. As part of this grant, Dr. Hayward, Ms. Jantzen, Ms. Murrah, and Dr. Liang were granted 175,000, 40,000, 75,000 and 20,000 options, respectively.

(4)	25% of these options will vest and become exercisable each anniversary our four years, commencing on December 21, 2016, one year from the date of grant.

(5)	These options were granted to Ms. Jantzen for her service as Controller prior to her appointment as the Chief Financial Officer.

(6)	We granted 30,000 options to purchase our common stock at an exercise price of $3.45 per share for ten years to Ms. Jantzen, effective February 15, 2015, with vesting at 25% each anniversary for the next four years.

(7)	25% of these options will vest and become exercisable each anniversary over four years, commencing on October 14, 2014, one year from the date of grant.

(8)	25% of these options will vest and become exercisable each anniversary over four years, commencing on November 29, 2014, one year from the date of grant.

(9)	On December 2, 2013, we granted 33,334 options to purchase our common stock at an exercise price of $7.02 per share for five years to Ms. Murrah with vesting at 25% each anniversary for the next four years.

Option Exercises and Stock Vested

During the fiscal year ended September 30, 2016, none of our named executive officers exercised options or acquired shares upon vesting of stock awards.

Pension Benefits

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Contribution Plans

None of our named executive officers participates in or has account balances in non-qualified defined contribution plans maintained by us.

Deferred Compensation

None of our named executive officers participates in or has account balances in deferred compensation plans or arrangements, except for Dr. Hayward as set forth below under the caption “Employment Agreement with Dr. James A. Hayward.”

Employment Agreement with Dr. James A. Hayward

The following is a discussion of our employment agreement with Dr. Hayward as of September 30, 2016 and, where indicated, compensation actions prior to such date. For compensation actions subsequent to the end of our most recently completed fiscal year, see “—Executive Compensation Actions Taken in Fiscal 2017 (through January 20. 2017).”

We entered into an employment agreement dated July 11, 2011, with Dr. James A. Hayward, our Chairman, President and Chief Executive Officer, which had an initial term of 3 years with automatic one-year renewal periods, subject to ninety days’ prior notice of non-renewal by either party. On July 28, 2016, a new employment agreement was entered into with the Chief Executive Officer, effective July 1, 2016. The initial term is from July 1, 2016 through June 30, 2017, with automatic one-year renewal periods. The agreement provides that Dr. Hayward will be our Chief Executive Officer, and will continue to serve on our Board of Directors. Pursuant to the contract, Dr. Hayward’s annual salary is $400,000. The Board of Directors, acting in its discretion, may grant annual bonuses to Dr. Hayward. Dr. Hayward will be eligible for a special cash incentive bonus of up to $800,000, $300,000 of which will be payable if and when annual revenue reaches $8 million and $100,000 of which would be payable for each $2 million of annual revenue in excess of $8 million. Dr. Hayward will be entitled to certain benefits and perquisites and will be eligible to participate in retirement, welfare and incentive plans available to our other employees.

The agreement with Dr. Hayward also provides that if he is terminated before the end of the initial or a renewal term by us without cause or if Dr. Hayward terminates his employment for “good reason” (as defined in his employment agreement), then, in addition to previously earned and unpaid salary, bonus and benefits, and subject to the delivery of a general release and continuing compliance with restrictive covenants, Dr. Hayward will be entitled to receive a pro rata portion of the greater of either (X) the annual bonus he would have received if employment had continued through the end of the year of termination or (Y) the prior year’s bonus; salary continuation payments for two years following termination equal to the greater of (i) three times base salary or (ii) two times base salary plus bonus; company-paid COBRA continuation coverage for 18 months post-termination; continuing life insurance benefits (if any) for two years; and extended exercisability of outstanding vested options (for three years from termination date or, if earlier, the expiration of the fixed option term). If termination of employment as described above occurs within six months before or two years after a change in control of the Company, then, in addition to the above payments and benefits, all of Dr. Hayward’s outstanding options and other equity incentive awards will become fully vested and Dr. Hayward will receive a lump sum payment of the amounts that would otherwise be paid as salary continuation. In general, a change in control will include a 30% or more change in ownership of the Company.

Upon termination due to death or disability, Dr. Hayward will generally be entitled to receive the same payments and benefits he would have received if his employment had been terminated by the Company without cause (as described in the preceding paragraph), other than salary continuation payments.

Effective May 7, 2016, the Chief Executive Officer's annual salary was voluntarily reduced by $100,000. Accordingly, his current annual base salary as of September 30, 2016 is $300,000.

Potential Payments upon Termination of Employment or a Change of Control

There is a change-in-control provision included in Dr. Hayward’s employment agreement, and we are obligated to pay severance or other enhanced benefits to him upon termination of his employment. For additional information, see “Employment Agreement” above.

Dr. Hayward would have been entitled to base salary continuation of $900,000 (three times his annual base salary) if his employment was terminated on September 30, 2016 by us without “cause” or by Dr. Hayward for “good reason,” extended exercisability of outstanding vested options (for three years from termination date or, if earlier, the expiration of the fixed option term) and company-paid COBRA continuation coverage for 18 months post-termination.

In the context of a “change in control” of the Company had it occurred on September 30, 2016, and within six months before or two years after such change in control Dr. Hayward’s employment was terminated by us without “cause” or by Dr. Hayward for “good reason”, he would have been entitled to an estimated payment of $900,000 (three times his annual base salary) and other benefits set forth in the preceding paragraph. In addition to the above payments and benefits, all of Dr. Hayward’s outstanding options and other equity incentive awards would have become fully vested and Dr. Hayward would have received a lump sum payment of the amounts that would otherwise be paid as salary continuation.

If a “change in control” of the Company occurred on September 30, 2016 and Dr. Hayward’s employment was not terminated, then all of Dr. Hayward’s outstanding options and other equity incentive awards would have become fully vested.

Director Compensation: Fiscal 2016

During the fiscal year ended September 30, 2016, we did not provide any cash compensation to our non-employee directors for their service on our Board of Directors. On December 14, 2015, the Board of Directors approved the recommendation from the compensation committee that each of the non-employee directors shall annually receive, for as long as they are a member of the Board of Directors, a 10-year stock option, fully vested after one year, to purchase a number of shares of common stock having a fair value of $75,000 as determined using the Black Scholes value, or as determined by the compensation committee. Additionally, the Board of Directors approved the recommendation from the compensation committee and Dr. James Hayward that stock options to purchase shares of our common stock having an aggregate fair value of $50,000 using the Black Scholes value be granted to certain non-employee directors.

	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	All Other Compensation ($)	Total ($) (1)(4)
Sanford R. Simon (3)	—	—	75,001	—	75,001
Yacov A. Shamash (2)	—	—	105,003	—	105,003
John Bitzer, III (2)	—	—	85,004	—	85,004
Joseph D. Ceccoli	—	—	75,001	—	75,001
Charles S. Ryan (2)	—	—	85,004	—	85,004

(1)	A 10-year option to purchase 28,636 shares of our common stock was granted by the Board to each of the non-employee directors on December 21, 2015 at an exercise price of $2.99 per share, with one year vesting.

(2)	A 10-year option to purchase an additional 3,819 shares of our common stock at an exercise price of $2.99 per share was granted to Mr. Bitzer and Mr. Ryan on December 21, 2015, with one year vesting.

(3) A 10-year option to purchase an additional 11,455 shares of our common stock at an exercise price of $2.99 per share was granted to Mr. Shamash on December 21, 2015, with one year vesting.

(3)	The amounts represent the grant date fair value calculated in accordance with ASC 718 based on the Black Scholes value of the options on the grant date. Information concerning these amounts and the assumptions used to calculate these amounts are set forth in our Form 10-K for the fiscal year ended September 30, 2016 filed with the SEC on December 6, 2016 under the caption “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations —Equity Based Compensation.” As of September 30, 2016, Mr. Simon, Mr. Shamash, Mr. Bitzer, Mr. Ceccoli and Mr. Ryan had total outstanding option awards (including warrants) of 84,467, 95,890, 72,016, 30,972 and 26,867 shares of our common stock, respectively.

Executive Compensation Actions Taken in Fiscal 2016 (through January 20, 2017)

The following list sets forth actions taken by the Company or the Board of Directors relating to the compensation of our named executive officers during fiscal year 2017 (to January 20, 2017):

•	On December 20, 2016, we granted Dr. James A. Hayward, Chairman and Chief Executive Officer, Dr. Ming-Hwa Liang, Chief Scientific Officer and Secretary, Judith Murrah, Chief Information Officer, and Beth Jantzen, Chief Financial Officer, of the Company options to purchase 150,000, 10,000, 60,000 and 60,000 shares of the Company’s common stock, respectively, under our 2005 Incentive Stock Plan at an exercise price of $2.05 per share for a term of 10 years. These options vest immediately.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Delabarta / John Bitzer, III

John Bitzer, III, one of our directors, is President and Chief Executive Officer of ABARTA, a private, third- and fourth-generation family holding-company, which owns Delabarta. On June 23, 2014, Delabarta, Inc. purchased 7,275 shares of our common stock at a purchase price of $6.87 per share for gross proceeds of $50,000 in a private placement transaction. Delabarta, Inc. also received 7,275 warrants to purchase shares of our common stock as part of this private placement transaction. In connection with the investment in the Company by Delabarta during July 2011, we agreed to use best efforts to nominate its designee, Mr. John Bitzer, III to the Board and elect Mr. Bitzer as a director within 30 days of the closing and to nominate and include Mr. Bitzer on the slate of nominees for the Board of Directors for election by stockholders at the annual meetings of stockholders for so long as Delabarta owns at least 2% of the outstanding shares of common stock.

On November 20, 2014, Delabarta purchased $250,000 in common stock and warrants in our underwritten public offering on the same terms as the other investors in the offering.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding the shares of our common stock beneficially owned as of January 20, 2017, (i) by each person who is known to us to beneficially own 5% or more of the outstanding common stock, (ii) by each of the executive officers named in the table under “Executive Compensation” and by each of our directors and (iii) by all executive officers and directors as a group.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 50 Health Sciences Drive, Stony Brook, New York 11790.

Name and Address of Beneficial Owner	Title of Class	Number of Shares Owned (1)(2)		Percentage of Class (3)

Executive Officers and Directors:

James A. Hayward	Common Stock	4,107,183	(4)	14.39%

Yacov A. Shamash	Common Stock	131,814	(5)(17)	*

John Bitzer, III	Common Stock	1,337,297	(6)(7)(17)	5.04%

Robert C. Catell	Common Stock	5,625	(11)(17)	*

Joseph D. Ceccoli	Common Stock	59,608	(16)(17)	*

Beth M. Jantzen	Common Stock	130,418	(12)(14)	*

Judith Murrah	Common Stock	178,123	(13)	*

Charles S. Ryan	Common Stock	104,471	(6)(17)	*

Ming-Hwa Benjamin Liang	Common Stock	240,960	(8)	*

Sanford R. Simon	Common Stock	108,936	(9)(17)	*

All directors and officers as a group (10 persons)	Common Stock	6,404,435	(10)	21.58%

5% Stockholders:
Sabby Management LLC (15)	Common Stock	2,109,601		8.01%

*	indicates less than one percent

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the shares shown. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the stockholders named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days upon the exercise of options, warrants or convertible securities (in any case, the “Currently Exercisable Options”).

(2)	Does not include the remaining unvested shares subject to options granted on October 14, 2013 pursuant to the 2005 Incentive Stock Plan, which vest 25% of the underlying shares ratably on each anniversary thereafter until fully vested on the fourth anniversary of the date of grant, including 1,042 to Ms. Jantzen. Does not include the remaining unvested shares subject to options granted on October 17, 2013 pursuant to the 2005 Incentive Stock Plan, which vest 25% of the underlying shares ratably on each anniversary thereafter until fully vested on the fourth anniversary of the date of grant, including 208,334 to James A. Hayward and 12,500 to Ming-Hwa Benjamin Liang. Does not include the remaining unvested shares subject to 8,334 options granted to Judith Murrah on December 2, 2013, pursuant to the 2005 Incentive Stock Plan, which vest 25% of the underlying shares ratably on each anniversary thereafter until fully vested on the fourth anniversary of the date of grant. Does not include the remaining unvested shares subject to options granted on December 21, 2015 pursuant to the 2005 Incentive Stock Plan, which vest 25% of the underlying shares ratably on each anniversary date thereafter until fully vested on the fourth anniversary date of grant, including 37,500 for Dr. Hayward, Ms. Jantzen and Ms. Murrah and 7,500 for Dr. Liang.

(3)	Based upon 26,351,483 shares of common stock outstanding as of January 20, 2017. Each beneficial owner’s percentage ownership is determined by assuming that the Currently Exercisable Options that are beneficially held by such person (but not those held by any other person) have been exercised and converted.

(4)	Includes 2,187,929 shares underlying currently exercisable options and warrants.

(5)	Includes 131,814 shares underlying currently exercisable options and warrants.

(6)	Includes 104,471 shares underlying currently exercisable options for Messrs. Bitzer and Ryan.

(7)	Includes 1,129,036 shares of common stock and 76,923 currently exercisable warrants to purchase our common stock owned by Delabarta, Inc., a wholly-owned subsidiary of ABARTA, Inc. Mr. Bitzer is President and a member of the board of directors of each of Delabarta, Inc. and ABARTA, Inc. Mr. Bitzer disclaims beneficial ownership of the shares held by Delabarta, Inc. except to the extent of his pecuniary interest therein.

(8)	Includes 236,667 shares underlying currently exercisable options and warrants.

(9)	Includes 108,936 shares underlying currently exercisable options and warrants.

(10)	Includes 3,323,530 shares underlying currently exercisable options and warrants.

(11)	Includes 5,625 shares underlying currently exercisable options.

(12)	Includes 130,418 shares underlying currently exercisable options.

(13)	Includes 176,668 shares underlying currently exercisable options.

(14)	Does not include the remaining unvested shares subject to options granted on November 29, 2013, pursuant to the 2005 Incentive Stock Plan, which vest 25% one year from the grant date, including 1,042 to Ms. Jantzen. Does not include the remaining unvested shares subject to options granted on February 15, 2015, pursuant to the 2005 Incentive Stock Plan, which vest 25% each anniversary over four years, commencing on February 15, 2016, one year from the date of grant, including 22,500 to Ms. Jantzen.

(15)	This information is based on a Schedule 13G-A filed with the SEC on January 11, 2017 by Sabby Management, LLC for its funds Sabby Healthcare Master Fund, Ltd and Sabby Volatility Warrant Master Fund, Ltd. Sabby Management LLC the investment advisor of Sabby Healthcare Master Fund, Ltd and Sabby Volatility Warrant Master Fund, Ltd reported shared voting and shared dispositive power together with its manager, Mr. Hal Mintz of 2,109,601 shares of common stock.

(16)	Includes 59,608 shares underlying currently exercisable options.

(17)	Does not include the remaining unvested shares subject to options granted on December 20, 2016 pursuant to the 2005 Incentive Stock plan, which vest 100% of the underlying shares on the anniversary date of the grant, including 44,787 for Messrs. Bitzer, Ryan and Simon, 50,758 for Mr. Catell, 53,744 for Mr. Ceccoli and 59,715 for Mr. Shamash.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors and persons who beneficially own more than 10% of any class of our equity securities registered pursuant to Section 12 of the Exchange Act to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than 10% beneficial owners (“10% stockholders”) also are required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us during or with respect to the fiscal year ended September 30, 2016, as the case may be, and on written representations from these reporting persons, we believe that none of our officers, directors or 10% stockholders failed to file on a timely basis, as disclosed in the forms described above, reports required by Section 16(a) during fiscal 2016.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company, as well as some brokers (or other nominees), household the Company’s proxy materials, which means that we or they deliver a single proxy statement or Notice, as applicable, to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker (or other nominee) or from or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement in the future, or if you are receiving multiple copies of the proxy statement and wish for only one copy to be delivered to your household in the future, please notify (i) your broker (or other nominee) if your shares are held in a brokerage or similar account or (ii) the Company if you hold registered shares in your own name. We will promptly deliver a separate proxy statement to record stockholders upon written or oral request. You can notify us of your instructions by telephone at 631-240-8800 or by sending a written request to:

Corporate Secretary
Applied DNA Sciences, Inc.
50 Health Sciences Drive
Stony Brook, New York 11790

OTHER BUSINESS

We do not know of any matters that are to be presented for action at the Annual Meeting other than those set forth above. If any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy card will vote the shares represented by proxies in accordance with their best judgment on such matters.

STOCKHOLDER PROPOSALS AND NOMINATIONS

In order for a stockholder proposal to be considered for inclusion in the proxy statement for the 2018 annual meeting of stockholders, the written proposal must be received by the Corporate Secretary at the address below no later than September 29, 2017. In the event that the annual meeting of stockholders is called for a date that is not within 30 days before or after the first anniversary of the date of this year’s annual meeting, the proposal must be received no later than a reasonable time before the Company begins to print and mail its proxy materials. The proposal will also need to comply with the SEC’s regulations under Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary
Applied DNA Sciences, Inc.
50 Health Sciences Drive
Stony Brook, New York 11790

For a stockholder proposal that is not intended to be included in the proxy statement for the 2018 annual meeting of stockholders, or if you want to nominate a person for election as a director, you must provide written notice to the Corporate Secretary at the address above. The Secretary must receive this notice not earlier than November 9, 2017 and not later than December 10, 2017.  However, if our 2018 annual meeting of stockholders is held more than 30 days before or more than 60 days after March 8, 2018, then the Secretary must receive this notice not earlier than the close of business on the 120th day prior to the date of our 2018 annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which we make a public announcement of the date of the meeting. The notice of a proposed item of business must provide information as required in our bylaws which, in general, require that the notice include for each matter a brief description of the matter to be brought before the meeting; the reason for bringing the matter before the meeting; the text of the proposal or matter; your name, address, and number of shares you own beneficially or of record; and any material interest you have in the proposal.

The notice of a proposed director nomination must provide information and documentation as required in our bylaws which, in general, require that the notice of a director nomination include the information about the nominee that would be required to be disclosed in the solicitation of proxies for the election of a director under federal securities laws; the nominee’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected; a description of any transaction or arrangement during the last three years between the stockholder making the nomination and the nominee in which the nominee had a direct or indirect material interest; and a completed and signed questionnaire, representation and agreement. A copy of the bylaw requirements will be provided upon request to the Corporate Secretary at the address above.

ANNUAL REPORT ON FORM 10-K AND OTHER INFORMATION

A copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2016, including financial statements and any financial statement schedules required to be filed in accordance with SEC rules, will be sent without charge to any stockholder of the Company requesting it in writing from: Applied DNA Sciences, Inc., 50 Health Sciences Drive, Stony Brook, New York 11790, Attention: Debbie Bailey. We also make available, free of charge on our website, all of our filings that are publicly filed on the SEC’s EDGAR website, including Forms 10-K, 10-Q and 8-K, at www.adnas.com.

By Order of the Board of Directors

/s/ James A. Hayward
James A. Hayward
Chairman, President and Chief Executive Officer

Stony Brook, New York
January 26, 2017

Appendix A

A-1

APPLIED DNA SCIENCES, INC. ATTN: DEBBIE BAILEY 50 HEALTH SCIENCES DRIVE STONY BROOK,NY 11790

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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 7, 2017 the day before meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS DETACH
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	AND RETURN THIS PORTION ONLY

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

			☐	☐	☐
1.	Election of Directors
Nominees

01 James A. Hayward 02 John Bitzer, III 03 Robert B. Catell 04Joseph D. Ceccoli 05 Charles S. Ryan 06 Yacov A. Shamash
07 Sanford R. Simon

The Board of Directors recommends you vote FOR proposal 2.							For Against		Abstain

2.	Ratification of the selection of Marcum LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2017.						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com

APPLIED DNA SCIENCES, INC.
Annual Meeting of Stockholders
March 8, 2017 10:00 AM
This proxy is solicited by the Board of Directors

The stockholder executing and delivering this Proxy hereby appoints Ms. Debbie Bailey and Ms. Beth Jantzen and each of them as proxies (the “proxies”), with full power of substitution, and hereby authorizes them to represent and vote, as designated below, all shares of common stock, $0.001 par value per share, of Applied DNA Sciences, Inc. held of record by the undersigned as of January 9, 2017, at the Annual Meeting of Stockholders of Applied DNA Sciences, Inc., to be held at the Center of Excellence in Wireless and Information Technology, 1500 Stony Brook Rd. Stony Brook, New York 11794, at 10:00 a.m., local time, on Wednesday, March 8, 2017, or at any postponements or adjournments of the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be in accordance with the recommendations of our Board of Directors and for such other matters as may properly come before the meeting as said proxies deem advisable.

THIS PROXY SHOULD BE MARKED, DATED AND SIGNED BY THE STOCKHOLDER(S) EXACTLY AS SUCH STOCKHOLDER’S NAME APPEARS HEREON AND RETURNED PROMPTLY IN THE ENCLOSED ENVELOPE. PERSONS SIGNING IN A FIDUCIARY CAPACITY SHOULD SO INDICATE. IF SHARES ARE HELD BY JOINT TENANTS OR AS COMMUNITY PROPERTY, BOTH SHOULD SIGN.

Continued and to be signed on reverse side